Exhibit 99







                       OLD STONE CORPORATION


                CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE YEARS ENDED
                DECEMBER 31, 1994, 1993 AND 1992

                      OLD STONE CORPORATION
                CONSOLIDATED FINANCIAL STATEMENTS
          YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


                            CONTENTS



Independent Auditors' Report                                                 1

Letter from Management                                                       2

Consolidated Balance Sheets                                                  3

Consolidated Statements of Operations                                        4

Consolidated Statements of Changes in Stockholders'
  Equity (Deficit)                                                           5

Consolidated Statements of Cash Flows                                        6

Notes to Consolidated Financial Statements                                7-20

Independent Auditors' Report


Board of Directors
Old Stone Corporation
Providence, Rhode Island


We have audited the consolidated balance sheets of Old Stone Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 2, substantially all of the operations of the Corporation have been discontinued and the Corporation is subject to a number of commitments and contingencies, all of which raise substantial doubt about its ability to continue as a going concern. The accompanying 1994 and 1993 consolidated financial statements have been prepared by the Corporation assuming that the Corporation will continue as a going concern and, accordingly, include no adjustments for the outcome of these uncertainties.

Because of the possible material effects of the uncertainties referred to in the preceding paragraph, we are unable to express, and we do not express, an opinion on the 1994 and 1993 consolidated financial statements.


s/s LEFKOWITZ, GARFINKEL, CHAMPI & DeRIENZO P.C.

March 27, 1995
Providence, Rhode Island


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To Our Stockholders:



Our former independent auditors have not reissued their independent auditors' report on the Corporation's consolidated financial statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended December 31, 1992, which statements are included in the accompanying consolidated financial statements. This is due principally to a fee dispute between the Corporation and the former independent auditors, which we hope will be resolved in the near future.



s/s Geraldine Nelson
Geraldine Nelson
President, Old Stone Corporation


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                      OLD STONE CORPORATION

    CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1994 and 1993
                       ($ in thousands)


                             ASSETS

                                         1994        1993

Cash (Note 9)                       $      32    $      18
Short-term investments (Note 3)           797        1,150
Loans (net of reserve for loan
 losses of $112 in 1994 and 1993)         117          122
Accrued interest receivable                 6            3
Other assets (Note 5)                     534          540

                                    $  1,486     $   1,833

         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Long-term debt (Note 3)                          $       5
Other liabilities (Notes 5 and 8)   $   1,319        1,281

                                        1,319        1,286

Commitments and contingencies
 (Notes 1,6,7,8 and 10)

Redeemable preferred stock
 (Note 7):
  Preferred stock, series B, $1
   par value; 1,046,914 shares
   authorized, issued and outstand-
   ing (Liquidation value $20,938)     19,711       19,515


Stockholders' equity (deficit)
 (Note 10):
  Common stock, $1 par value;
   25,000,000 shares authorized;
   8,300,175 shares issued in 1994
   and 1993                            8,300         8,300
  Additional paid-in capital          92,274        92,470
  Surplus                             30,000        30,000
  Accumulated deficit               (148,975)    ( 148,595)
  Treasury stock, at cost, 54,000
   shares in 1994 and 1993          (  1,143)    (   1,143)

                                    ( 19,544)    (  18,968)

                                    $  1,486     $   1,833

          See notes to consolidated financial statements.


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                             OLD STONE CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                  ($ in thousands except for per share data)


                                 1994           1993           1992

Income:
  Interest income                $      47      $      51      $     896
  Securities gains,
   net                                  47             81            137
  Commission income                    158            243            515
  Other income                          25             33            283

                                       277            408          1,831

Expenses:
  Interest expense                                      6            590
  Provision for loan
   losses (Note 1)                                                   112
  Salaries and employee
   benefits                            211            216            212
  Net occupancy expense                 28             21             13
  Equipment expense,
   including depreciation               37             28             12
  Other expenses                       355            453            487

                                       631            724          1,426

Income (loss) from
 continuing operations
 before income taxes
 (benefit)                        (   354)      (    316)            405
Income taxes (benefit)
 (Note 6)                               26      (      7)      (    814)

Income (loss) from
 continuing operations            (   380)      (    309)          1,219
Loss from discontinued
 operations (Note 2)                                           ( 57,211)

Net loss                          ($  380)      ($   309)      ($55,992)

Net loss available for
 common stockholders
 (Note 4)                         ($3,088)      ($ 3,017)      ($58,700)

Loss per share from (Note 4):
  Continuing operations           ($  .37)      ($   .37)      ($   .18)
  Discontinued operations                                      (   6.93)
  Total                           ($  .37)      ($   .37)      ($  7.11)


Average common shares
 outstanding                     8,246,175      8,246,175      8,261,306

               See notes to consolidated financial statements.

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                             OLD STONE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                               ($ in thousands)

                                   1994           1993           1992
Cash flows from operating
 activities:
  Net loss                       ($ 380)        ($  309)    ($55,992)
  Adjustments to reconcile net
   loss to net cash provided
   by (used in) operating
   activities:
    Provision for loan losses                                      112
    Depreciation                       7                4
    Increase in:
      Receivable                  (    3)
      Payable                         38
    Decrease in:
      Receivable                                                    96
      Payable                                    (     2)       (  243)
      Investment in discon-
       tinued operations                                         55,677
      Other, net                                     150          2,214

  Net cash provided by (used in)
   operating activities           (  338)        (   157)         1,864

Cash flows from investing
 activities:
  Net decrease in investments         353             578         2,011
  Net decrease (increase)
   in loans                             5        (     6)            71
  Acquisition of premises
   and equipment                  (    1)        (    25)


  Net cash provided by
   investing activities               357             547         2,082

Cash flows from financing
 activities:
  Net decrease in
   short-term borrowings                                        (1,417)
  Repayment of long-term debt     (    5)        (   402)       (3,899)
  Other, net                                                    (  464)

  Net cash used by financing
   activities                    (    5)        (   402)       (5,780)

Increase (decrease) in cash            14        (    12)       (1,834)

Cash, beginning of period              18              30         1,864

Cash, end of period               $    32        $     18       $    30


                 See notes to consolidated financial statements.

                     OLD STONE CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


1. Description of business, basis of presentation and summary of significant accounting policies:

   Description of business and basis of presentation:

   Old Stone Corporation (the "Company") was originally formed as a unitary savings and loan holding company which conducted substantially all of its business through its ownership of Old Stone Bank (a federal savings bank) and subsidiaries (together, the "Bank"). On January 29, 1993, the Office of Thrift Supervision of the United States Department of the Treasury ("OTS") placed the Bank into receivership due to the Bank's undercapitalization. The OTS created a new institution, Old Stone Federal Savings Bank ("Old Stone Federal") to assume all deposits and certain assets and liabilities of the Bank. The Resolution Trust Corporation ("RTC") was appointed receiver to handle all matters related to the Bank and as conservator of Old Stone Federal. A substantial portion of the assets and liabilities of Old Stone Federal was sold by the RTC to another Rhode Island financial institution in 1994. The RTC continues to act as conservator of the remaining assets and liabilities of Old Stone Federal.

   The operations of the Bank accounted for substantially all of the Company's operations in 1992. As a result of the receivership of the Bank, the Company has undergone material changes in the nature of its business and is no longer operating as a savings and loan holding company. Accordingly, the operations of the Bank subsequent to receivership have not been included in the accompanying consolidated financial statements, and the operations of the Bank prior to receivership have been reported as discontinued operations in the accompanying consolidated financial statements. For financial reporting purposes, the effective date of the receivership of the Bank is considered to be December 31, 1992.

   The Company's continuing business activities include its sole active surviving subsidiary, Old Stone Securities Company, a registered securities broker-dealer which provides brokerage services to retail and institutional clients. All material intercompany transactions and balances have been eliminated.

                      OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


1. Description of business, basis of presentation and summary of significant accounting policies (continued):

   Description of business and basis of presentation (continued):

   The accompanying 1994 and 1993 consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed previously and in Note 2, substantially all of the operations of the Company have been discontinued.
   The Company has a net equity deficiency of approximately $19,500,000 at December 31, 1994 and is subject to a number of commitments and contingencies, as follows:

   . The Company's sole remaining active subsidiary incurred a loss of approximately $151,000 in 1994. Management does not expect these operating results to improve in the near future. Therefore, no significant capital or cash flow is expected to be derived by the Company from this subsidiary.

   . The Company may be subject to regulatory or legal proceedings related to its management of the Bank prior to receivership (see also Notes 2 and 10).

   . The Company has been unable to pay cumulative dividends on the Series B preferred stock outstanding. Also, management does not expect the Company to be able to meet its redemption obligations (see also Note 7).

   . The Company has been unable to pay its obligations to Old Stone Federal, substantially all of which arose prior to the Bank's receivership. Also, the effects of the transfer or termination of certain employee benefit plans on the Company, if any, are not presently known (see also Note 8).

All of the above raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                      OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


1. Description of business, basis of presentation and summary of significant accounting policies (continued):

   Description of business and basis of presentation (continued):

   Until the outstanding uncertainties discussed above are resolved, management has invested, and intends to invest, the Company's assets on a short-term basis. While the Company's Board of Directors has considered from time to time whether or not it would be appropriate for the Company to liquidate its assets, no decision has been made at the present time.

   Cash and cash equivalents:

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 1994, 1993 or 1992.

   Short-term investments:

   Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which is applicable to its short-term investments. Management has classified all such investments as available for sale; accordingly, short-term investments are carried at market.

   Such investments principally consist of investments in money market funds; accordingly, market value equals cost. These money market funds hold primarily investments in U.S. government securities in the name of the fund. There was no effect of the adoption of SFAS No. 115 on the accompanying consolidated financial statements.

   Loans and reserve for loan losses:

   Investments in loans are stated at amortized cost, less an allowance for amounts deemed uncollectible by management. Substantially all such investments in loans are being serviced by Old Stone Federal or its successor-in-interest and were purchases of participating interests in loans or groups thereof in prior years. The loans bear interest ranging from 8% to 13% and are collateralized by real estate or tangible property.

                     OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


1. Description of business, basis of presentation and summary of significant accounting policies (continued):

   Loans and reserve for loan losses (continued):

   Loans amounting to approximately $112,000 were made in prior years to former officers of the Company or its subsidiaries.
   Such loans were fully reserved in 1992.

   Premises and equipment and depreciation:

   Premises and equipment, included in other assets, are stated at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets.

   Income taxes:

   The Company has filed consolidated federal income tax returns, including all of its subsidiaries (even those in receivership), in 1993 and prior years and is expected to continue to do so in 1994.

   The Company accounts for certain income and expenses for financial reporting purposes in different periods than for income tax reporting purposes, principally with respect to the losses on discontinued operations and the continuing losses incurred by its subsidiaries in receivership.

   The change in the deferred tax assets and liabilities resulting from these and other temporary differences are recognized currently in the provision for income taxes.

   Loss per common share:

   Loss per common share is computed by dividing net loss, increased by required dividends on preferred stock and the accretion of the discount on the preferred stock, by the weighted average number of shares of common stock and common stock equivalents outstanding during each period presented. Fully diluted loss per share amounts are no longer presented, as the conversion price of the redeemable convertible preferred stock and the exercise price of the warrants outstanding are greater than the current market value of the Company's common stock.

                      OLD STONE CORPORATION

           YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


2. Discontinued operations:

   As a result of the OTS intervention discussed in Note 1, Bank operations have been reported as discontinued operations in 1992. The Company has recognized losses from discontinued operations of the Bank only to the extent of its investment in the Bank (determined on a basis consistent with generally accepted accounting principles, as the Company is not obligated to fund the Bank's losses). At December 31, 1994 and 1993, the Company's balance sheet does not include any assets or liabilities of the Bank.

   The loss from the discontinued operations of Old Stone Bank in 1992 consists of the following (dollars in thousands):

   Loss from operations             ($ 89,335)
   Write-off of negative
        investment                     32,124

   Total loss from discontinued
        operations                  ($ 57,211)


   The following reconciliation summarizes the Company's investment in the Bank and the resulting write-off of its negative investment at December 31, 1992 (dollars in thousands):

   Beginning balance                 $ 55,677
   Capital contribution                 1,534
                                       57,211

   Loss from operations             (  89,335)
   Balance before write-off
        of negative investment      (  32,124)

   Write-off of negative
        investment at
        December 31, 1992              32,124

                                      $  -0-

                      OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


3. Long-term debt and interest:

   Long-term debt consisted of the Company's corporate notes, bearing fixed rates of interest ranging from 12 to 13 percent, all of which matured in 1993. At December 31, 1993, one individual note holder had not presented corporate notes totalling $5,000 for payment. Interest did not accrue beyond the maturity date. These notes were presented and fully paid in 1994.

   Interest paid on short-term and long-term borrowings amounted to approximately $6,000 and $600,000 in 1993 and 1992, respectively.

   Short-term investments included amounts restricted for the payment of corporate notes totalling approximately $132,000 at December 31, 1993. After payment of the last outstanding corporate notes in 1994, the remaining funds were released from restrictions and used to fund the 1994 operating deficit.

4. Loss per share:

   The calculation of loss per share is as follows (dollars in thousands, except for per share amounts):


                               1994        1993       1992

Net loss                     ($  380)    ($  309)  ($55,992)
Required dividends
 and accretion of
 discount on
 Series B
 preferred stock                2,708       2,708      2,708
   Net loss
   applicable to
   common stock              ($3,088)    ($3,017)  ($58,700)

                       OLD STONE CORPORATION

            YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


4. Loss per share (continued):

                               1994        1993        1992

Allocation of loss:
 Applicable to
 continuing
 operations                  ($   3,088) ($   3,017) ($   1,489)
 Applicable to
  discontinued
  operations                     -0-        -0-      (   57,211)

Loss applicable
 to common stock              ($   3,088) ($   3,017) ($  58,700)

Average shares
 outstanding                  8,246,175   8,246,175   8,245,358

Net effect of
 the assumed
 exercise of
 options and
 warrants -
 based on stock
 method using
 average market
 price                                                   15,948

                               8,246,175   8,246,175  8,261,306

Loss per share:

Continuing operations             ($ .37)      ($ .37)   ($ .18)
 Discontinued operations                                 ( 6.93)

   Total                        ( $ .37)      ($ .37)   ($7.11)


The Company's common stock ceased trading on national exchanges shortly after the Bank was placed in receivership by the OTS. Since there is no market for the Company's common stock, the conversion price of the redeemable preferred stock and the exercise price of the warrants outstanding are greater than the current value of the Company's stock. Accordingly, fully diluted earnings per share amounts are not considered to be relevant and are no longer presented.

                      OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


5. Other assets and liabilities:

   The following comprise other assets (dollars in thousands):

                                       December 31,
                                     1994          1993

Cash deposits held by escrow
agents on behalf of the
Company                            $  509        $  500
   Premises and equipment,
    less accumulated
    depreciation of $11 and $4
    in 1994 and 1993, respectively      15            21
    Customer and other
    receivables and prepaids            10            19

   Total                            $  534        $  540


The following comprise other liabilities (dollars in thousands):

                                       December 31,
                                     1994          1993

Due Old Stone Federal
(Note 8)                             $  593        $  593
Accrued state income taxes              600           600
Accounts payable and
 accrued expenses                       126            88

Total                                $1,319        $1,281

6. Income taxes:

   In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The standard requires, among other provisions, that existing deferred tax assets and liabilities be adjusted to reflect the effect of changes in tax laws and/or rates, and that deferred tax assets be reduced by those benefits that, based on available evidence, are not expected to be realized.

                      OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


6. Income taxes (continued):

   The Company adopted this standard in 1993. This adoption had no material effect on the Company's consolidated financial statements or previously reported amounts.

   The Company is the parent company of an affiliated group of corporations that file consolidated income tax returns. For the year ended December 31, 1992, the tax expense calculations include the operations of the Bank as discontinued operations. For the years ended December 31, 1994 and 1993, the tax calculations do not include the operations of the Bank, as they relate to discontinued operations that are not presented in 1994 and 1993. The Company did file consolidated income tax returns with the Bank for the years ended December 31, 1993 and 1992 and expects to do so for the year ended December 31, 1994.

   The components of income tax expense (benefit) for each of the years ended December 31 were as follows (dollars in thousands):

                              1994       1993      1992

Current tax expense
 (benefit):
   Federal                                           ($ 4,938)
   State                       $   26     ($    7)        175
   Foreign                                                 12
                                   26     (     7)   (  4,751)

Deferred tax benefit:
   Federal                     (  129)    (   105)   ( 14,241)
   State                                             (    237)
                               (  129)    (   105)   ( 14,478)

Benefit of net
   operating loss
   not recognized:
   Current                                              4,938
   Deferred                       129         105      13,249
                                  129         105      18,187

                       OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


6. Income taxes (continued):

                              1994       1993      1992

   Goodwill charge
    equivalent                                       $    19

   Income tax benefit
    included in
    discontinued
    operations                                           209

   Total                       $   26     ($    7)   ($   814)

   The reasons for the difference between income tax expense
   (benefit) and the amount computed by applying the statutory federal income tax rate to operating earnings are as follows
   (dollars in thousands):


                              1994       1993      1992


   Loss before
    income tax                ($  354)   ($  316)  ($56,597)

   Tax benefit at
    statutory rate            ($  120)   ($  107)  ($19,243)
   Increase (decrease)
    in taxes resulting
    from:
    Tax-exempt income                              (    128)
    State tax, net of
     federal benefit            17       (     5)  (     41)
        Differences resulting
     from acquisitions                                  802
    Benefit of net operat-
     ing loss not recog-
     nized                     129           105      18,187
    Goodwill charge
     equivalent                                           19
    Alternative minimum
     tax                                                 185
    Other                                           (    804)

                      OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


6. Income taxes (continued):

                              1994       1993      1992


   Included in discon-
     tinued operations                             $    209

   Total                      $   26     ($    7)  ($   814)


   Deferred income taxes were provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. There were no material temporary differences that resulted in deferred tax assets or liabilities being recognized in the consolidated balance sheets as of December 31, 1994 and 1993, due principally to the recording of a valuation allowance (see below).

   At December 31, 1994, the Company has net operating loss carryforwards available for federal and state tax reporting purposes amounting to approximately $92,300,000 and $3,700,000, respectively. Such amounts include the net operating losses applicable to the Bank and other previously discontinued operations through 1993; however, additional net operating loss carryforwards arising from the 1994 operations of the Bank are not presently known. These net operating loss carryforwards expire in various years through 2009.

   Since the future use of these net operating loss carryforwards for tax reporting purposes is uncertain, a valuation allowance for the entire amount of deferred tax assets resulting from same has been provided as of December 31, 1994 and 1993.

   Income taxes paid in 1994 and 1993 totalled approximately $10,000 and $7,000, respectively. Income taxes refunded, net, during 1992 totalled approximately $1,200,000.

                      OLD STONE CORPORATION

           YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


7. Redeemable preferred stock:

   The Cumulative Voting Convertible Series B stock ($20.00 stated value) is convertible into common stock, at the option of the holder, until February 20, 2001. Thereafter, the holders of the Series B stock will have no further conversion rights. The basis of exchange is determined by dividing the per share book value of the common stock, as defined in the authorizing stock resolution, by the $20.00 per share stated value of the Series B stock, with a minimum exchange rate of one share of Series B stock for two-thirds share of common stock. Each share is entitled to one-half vote on all matters upon which common shares are voted.

   The Company may redeem the Series B stock on any dividend date after February 20, 1991, beginning with the dividend payable on March 15, 1991, for redemption prices which decline from $21.60 in the first year of the redemption period until February 20, 2001, when the redemption price becomes $20.00 per share for all ensuing years.

   Additionally, beginning on February 20, 2002 and on each succeeding February 20 thereafter, the Company is required to redeem 10 percent of the Series B stock at $20.00 per share.

   On October 6, 1991 the annual dividend of $2.40 per share was suspended. As of December 31, 1994 cumulative preferred dividends of $8,165,929 ($7.80 per share) have not been declared or paid.

8. Employee benefits:

   Prior to the action by the OTS as discussed in Note 1, the Company and its subsidiaries, along with other subsidiaries of the Bank, participated in a non-contributory defined benefit pension plan and an employee stock ownership plan ("ESOP") sponsored by the Company which covered substantially all full-time employees.
   The benefits under the pension plan were based primarily on years of service and employee compensation. The ESOP, which was a defined contribution plan, was established as an offset to the pension plan to provide possible additional future retirement benefits for the participants in conjunction with the defined benefit pension plan.

                      OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


8. Employee benefits (continued):

   Credit for service subsequent to January 29, 1993 is no longer awarded under either of the plans. Under the terms of the sale of certain assets and liabilities of Old Stone Federal by the RTC in 1994, the purchaser has accepted responsibility for the defined benefit pension plan. The RTC is currently in the process of planning the termination of the ESOP. The effects of the transfer of responsibility for the defined benefit pension plan and the termination of the ESOP on the Company, if any, are not presently known.

   Amounts due Old Stone Federal (see Note 5) include pension contribution allocations of approximately $478,000 at December
   31, 1994 and 1993.

9. Other related party transactions:

   The Company had cash on hand with Old Stone Federal of $17,000 as of December 31, 1993.

10.Other commitments and contingencies:

   In connection with a credit facility available in prior years, the Company issued to a lender a warrant to purchase 200,000 shares of the Company's common stock at an exercise price of $8.125 per share, which expired January 17, 1995.

   There are certain legal proceedings pending against the Company and its sole remaining active subsidiary which have arisen in the normal course of business. Management believes, based upon the advice of counsel, that liabilities, if any, arising from these proceedings would not have a materially adverse effect on the consolidated financial position of the Company and its subsidiary.

   On September 16, 1992, the Company and the Bank ("Plaintiffs") instituted a suit against the United States ("Defendant") in the U.S. Court of Federal Claims. In connection with certain government-assisted acquisitions by Plaintiffs in the 1980's, the Defendant (through its various agencies) agreed to provide Plaintiffs with certain valuable capital credits and authorized Plaintiffs to treat those credits as regulatory capital.

                     OLD STONE CORPORATION

          YEARS ENDED DECEMBER 31, 1994, 1993 and 1992


10.Commitments and contingencies (continued):

   Following the passage of the Financial Institutions Reform, Recovery, and Enforcement Act in August, 1989, the OTS required the Bank to discontinue treating these capital credits as part of regulatory capital and caused the Bank to write off immediately approximately $75,000,000 of such capital credits. In this suit Plaintiffs allege breach of contract by the United States, resulting in substantial injury to Plaintiffs, effecting a taking of Plaintiffs' property without just compensation, and unjustly enriching the Defendant at the expense of Plaintiffs. Plaintiffs seek compensation for the damages caused by the breach, just compensation for the property taken, and disgorgement of the amounts by which the Defendant has been unjustly enriched.

   The Defendant has filed a counterclaim against Plaintiffs for alleged breach of Plaintiffs' net worth maintenance agreement. The Plaintiffs have filed an answer denying such counterclaim. The case is one of several such cases pending before the U.S. Court of Federal Claims, and action has been stayed pending outcome of such other suits. No prediction as to the outcome of this case can be made at this time.

[CAPTION]
                                                    OLD STONE CORPORATION

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                            ($ in thousands)


                                                                                      Unearned
                                         Additional                                   portion of  Guarantee
                               Common    paid-in               Accumulated  Treasury  restricted  of loans
                               stock      capital    Surplus     deficit      stock     stock      to ESOP      Total

Balance, December 31, 1991      $8,303    $92,949    $30,000    ($ 92,294)  ($1,143)   $ - 0 -    $ - 0 -     $ 37,815

Net loss                                                        (  55,992)                                    ( 55,992)
Accretion of discount on
 preferred stock, Series B               (    196)                                                            (    196)
Restricted stock granted, net  (     3)  (     87)                                                            (     90)

Balance, December 31, 1992       8,300     92,666     30,000    ( 148,286)  ( 1,143)                          ( 18,463)

Net loss                                                        (     309)                                    (    309)
Accretion of discount on
 preferred stock, Series B               (    196)                                                            (    196)

Balance, December 31, 1993       8,300     92,470     30,000    ( 148,595)  ( 1,143)                          ( 18,968)

Net loss                                                        (     380)                                    (    317)

Accretion of discount on
 preferred stock, Series B               (    196)                                                            (    196)

Balance, December 31, 1994      $8,300    $92,274    $30,000    ($148,975)  ($1,143)     $- 0 -     $ - 0 -  ( $19,481)


See notes to consolidated financial statements.